Exhibit 99.1

Investor and Media Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Charlotte.McLaughlin@hdsupply.com

HD Supply Holdings, Inc. Announces Agreement to be Acquired by The Home Depot, Inc.

Atlanta, GA – November 16, 2020 – HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest wholesale distributors in North America, today announced that The Home Depot, Inc., the world's largest home improvement retailer, has entered into a definitive agreement to acquire HD Supply. Under the terms of the agreement, The Home Depot, Inc. has agreed to commence a tender offer, through a wholly-owned subsidiary, to acquire all of the outstanding shares of HD Supply common stock for $56 per share in cash. The Boards of Directors of both The Home Depot, Inc. and HD Supply have unanimously approved the terms of the agreement, and the Board of Directors of HD Supply has resolved to recommend that shareholders accept the offer, once it is commenced. The acquisition is structured as an all-cash tender offer for all outstanding issued common stock of HD Supply followed by a merger in which remaining shares of HD Supply would be converted into the same U.S. dollar per share consideration as in the tender offer. The acquisition is expected to be completed during The Home Depot, Inc.’s fiscal fourth quarter, which ends on January 31, 2021 and is subject to applicable regulatory approval and customary closing conditions.

"The Board and I believe the strategic acquisition by The Home Depot, Inc. will create significant benefits for our customers, associates, and shareholders,” stated Joe DeAngelo, Chairman and CEO of HD Supply. “We look forward to working together to deliver the safest, most dependable and innovative customer experience to the living space maintenance professional."

Advisors

Goldman Sachs & Co. LLC is acting as financial advisors and Jones Day is acting as legal advisor to HD Supply in connection with the transaction.

About The Home Depot, Inc.

The Home Depot, Inc. is the world's largest home improvement specialty retailer, with 2,295 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. In fiscal 2019, The Home Depot, Inc. had sales of $110.2 billion and earnings of $11.2 billion. The Company employs more than 400,000 associates. The Home Depot, Inc.'s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

About HD Supply

HD Supply is one of the largest wholesale distributors in North America. The company provides a broad range of products and value-add services to approximately 300,000 customers with leadership positions in the living space maintenance, repair and operations sector. Through approximately 44 distribution centers, across 25 states and two Canadian provinces, the company's approximately 5,500 associates provide localized, customer-tailored products, services and expertise. For more information, visit www.hdsupply.com.

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Additional Information

The tender offer described herein has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common stock of the Company or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by The Home Depot, Inc. and Coronado Acquisition Sub Inc., and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by the Company. The offer to purchase common stock of the Company will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer that will be named in the tender offer statement on Schedule TO. Copies of the documents filed with the SEC by the Company, including the solicitation/recommendation statement on Schedule 14D-9, will be available free of charge on the Company’s internet website at https://ir.hdsupply.com/investors.

Forward-Looking Statements

This document, including the exhibits attached hereto and incorporated herein, contains forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. Generally, these statements may be identified by the use of words such as “expect,” “intend,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These forward-looking statements are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the tender offer, the acquisition and related transactions, including, for example, the timing of the completion of the acquisition and the potential benefits of the acquisition , reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (i) uncertainties as to the timing of the tender offer and the acquisition; (ii) uncertainties as to how many Company stockholders will tender their shares in the tender offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that the Company will terminate the acquisition agreement to enter into an alternative transaction; (v) the possibility that various closing conditions for the transactions contemplated by the acquisition agreement may not be satisfied or waived; (vi) the risk that the acquisition agreement may be terminated in circumstances requiring the Company to pay a termination fee; (vii) the potential impact of the announcement or consummation of the proposed transactions on the Company’s relationships, including with employees, suppliers and customers; and (viii) the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2020 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer materials filed and to be filed by The Home Depot, Inc. and Coronado Acquisition Sub Inc. in connection with the tender offer and the solicitation/recommendation statement to be filed by the Company. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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